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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934





Date of report (Date of earliest event reported)      October 14, 1999
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                              HUDSON UNITED BANCORP
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               (Exact Name of Registrant as Specified in Charter)




          New Jersey                  1-08660                 22-2405746
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(State or Other Jurisdiction    (Commission File No.)      (I.R.S. Employer
     of Incorporation)                                    Identification No.)




1000 MacArthur Boulevard, Mahwah, NJ                        07430
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(Address of Principal Executive Offices)                  (Zip Code)




Registrant's telephone number, including area code    (201) 236-2600
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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.        Other Events.


               a) On October 14, 1999, Hudson United Bancorp ("HUB") issued a press release reporting 1999 third quarter earnings of $25.7 million or $0.65 per share on a diluted basis, compared with operating earnings of $22.5 million or $0.55 per diluted share for the same period in 1998. Including merger-related restructuring charges, HUB had a net loss of $20.1 million, or $0.50 per share, for the third quarter 1998. Return on average assets and return on average equity for the third quarter 1999 were 1.43% and 24.79%, respectively.

                     HUB's total assets at September 30, 1999 were $7.2 billion.
               Total loans at September 30, 1999 were $3.5 billion, deposits were $4.8 billion, stockholders' equity was $405 million and book value per common share was $10.42.

                     HUB is a multi-state bank holding company for Hudson United
               Bank which has 170 offices in New Jersey, New York and Connecticut. A copy of HUB's press release is attached to this Form 8-K as an Exhibit and is incorporated herein by reference.

               b) HUB has set November 15, 1999 at 9:00 a.m. for the reconvening of its special meeting of shareholders to consider the merger of JeffBanks, Inc. ("JeffBanks") into HUB (the "JeffBanks Merger"). JeffBanks has set November 15, 1999 at 9:00 a.m. for the reconvening of its special meeting of shareholders to vote on the JeffBanks Merger. Southern Jersey Bancorp of Delaware, Inc. ("Southern Jersey") has set November 15, 1999 at 10:00 a.m. for the reconvening of its special shareholders meeting to consider the merger of Southern Jersey into HUB. Supplemental proxy materials have been sent to shareholders of all of these corporations and new proxies are being solicited.




Item 7.        Exhibits.


               Exhibit 99 - Press Release dated October 14, 1999.

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                                    SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HUDSON UNITED BANCORP



Dated:      October 15, 1999        By:   D. LYNN VAN BORKULO-NUZZO
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                                          D. LYNN VAN BORKULO-NUZZO
                                          Executive Vice-President and Secretary